Exhibit 10.1

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (the “Agreement”) dated this 31st day of March, 2008 (the “Effective Date”), is entered into by and between CHS Inc. (“Buyer”) and US BioEnergy Corporation (“Seller”).

RECITALS

WHEREAS, Seller and VeraSun Energy Corporation (“VeraSun”) have agreed to a plan of merger to be effective in the first quarter of 2008, and as a result of such merger VeraSun will be performing the marketing of renewable fuels on behalf of the Seller’s ethanol production facilities;

WHEREAS, as a result of this impending merger Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, Seller’s fifty percent (50%) membership interest in Provista Renewable Fuels Marketing, LLC (the “Company”) to be represented by 500 units in said limited liability company on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

1. Purchase and Sale of Membership Interest. On the terms and subject to the conditions of this Agreement, on March 31, 2008 (the “Effective Date”) Seller hereby agrees to sell, transfer and deliver to Buyer, and Buyer hereby agrees to purchase from Seller 100% of Seller’s right, title and interest in Seller’s membership interest in the Company (the “Membership Interest”) such that subsequent to the purchase, Buyer will hold 100% of the membership interest in the Company, in exchange for the Purchase Price, as defined below.

2. Purchase Price. The Purchase Price for the Membership Interest shall be determined ten (10) days after the Effective Date, and shall be an amount equal to fifty percent (50%) of the Company’s Tangible Net Worth as of Effective Date less the Deposit Amount (as defined herein) (the “Purchase Price”). The formula for determining Tangible Net Worth is set forth in Exhibit A attached hereto and incorporated herein.

The Purchase Price shall be reduced by Seven Hundred and no/100 Dollars ($700,000.00), and Buyer shall pay the same amount to GATX Corporation (“GATX”) on April 1, 2008 to be held in trust by GATX (the “Deposit Amount”) in order for GATX to provide an unconditional consent to the assignment of rail cars from Company to Seller under the Assignment and Assumption of Lease dated March 31, 2008 by and between Company and Seller (the “Assignment”) as further described in Section 9(a)(i). Seller agrees to use its best efforts to promptly substitute a letter of credit or other suitable guaranty of payment to GATX to secure its obligations under the Assignment. Buyer shall use commercially reasonable efforts to seek the return of Deposit Amount once notified by GATX or Seller that Seller has a satisfactory form of credit in place. Buyer agrees to return the Deposit Amount to Seller, less any actual charges, GATX offsets or expenses incurred, within three (3) business days of Buyer’s actual receipt of the Deposit Amount from GATX and upon written confirmation by GATX that Seller has satisfied GATX’s credit requirements under the Assignment.

Buyer shall pay Seller the Purchase Price ten (10) days after the Effective Date by delivery of a wire transfer to an account designated by Seller or by delivery of a cashiers check payable to Seller.

3. Adjustment Loss Reimbursement.

(a) Seller shall reimburse the Company 100% of any Adjustment Loss, as herein defined, by wire transfer within 10 days of the realization of an Adjustment Loss, provided that following the Effective Date, Buyer shall cooperate with Seller and use commercially reasonable efforts to mitigate the extent of any Adjustment Loss and liability associated therewith, and further provided that Seller shall have sole authority with respect to the retention of counsel shall manage the defense of, and shall have sole discretion as to whether and on what terms to settle any matter which would be deemed an Adjustment Loss.

(b) For the purposes of this Agreement, an “Adjustment Loss” shall be any liability, loss, damage, obligation or expense, including attorneys’ fees and costs and any other expenses whatsoever, arising out of the compromise, settlement, litigation or liquidation of any claim related to or in connection with (i) Amaizing Energy, LLC; (ii) North Country Ethanol, LLC; or (iii) any contracts of the Company entered into prior to March 31, 2006, if Seller had knowledge of potential Losses relating to such contracts prior to December 31, 2006.

4. Non-Solicitation and Non-competition.

(a) Non-Solicitation by VeraSun and Seller. For a period of one (1) year from the Effective Date, neither VeraSun nor Seller will, directly or indirectly, contact, solicit for employment, seek to employ or interfere with the relationship Buyer has with any of Buyer’s employees that are employed by the Buyer on the Effective Date; provided, however, that the foregoing shall not apply to any employees of Buyer who are involuntarily terminated by Buyer. In the event the Seller hires an employee of Buyer who was not involuntarily terminated by the Buyer, VeraSun shall pay to the Buyer one hundred percent (100%) of such employee’s annual base salary for the most recently completed calendar year as liquidated damages. The payment of this amount of liquidated damages shall be the Company’s and Buyer’s sole and exclusive remedy for a breach of this Section.

(b) Non-Solicitation by Buyer. For a period of one (1) year from the Effective Date, the Buyer will not, directly or indirectly, contact, solicit for employment, seek to employ or interfere with the relationship VeraSun or Seller has with any of their employees employed on the Effective Date for positions within the Company only; provided, however, that the foregoing shall not apply to any employees of VeraSun or Seller who are involuntarily terminated by VeraSun or Seller. In the event the Buyer hires an employee of Seller or VeraSun to work in a position in the Company who was not involuntarily terminated by the Seller or VeraSun, Buyer shall pay to Seller or VeraSun one hundred percent (100%) of such employee’s annual base salary for the most recently completed calendar year as liquidated damages. The payment of this amount of liquidated damages shall be VeraSun’s and Seller’s sole and exclusive remedy for a breach of this Section.

(c) Non-competition. For a period of one (1) year from the Effective Date, neither VeraSun nor Seller will, directly or indirectly, provide marketing services for ethanol produced by third parties; provided, however, that VeraSun, Seller or Affiliates of VeraSun or Seller, may engage in the (i) marketing of ethanol produced by Seller, VeraSun, or any of their respective subsidiaries or Affiliates, (ii) marketing of ethanol purchased by Seller, VeraSun, or any of their respective subsidiaries for its own account for marketing and resale; and (iii) marketing of ethanol produced by a third party, so long as the marketing relationship, agreement or other arrangement relating to the marketing of such third party’s ethanol by Seller, VeraSun, or any of their respective Affiliates was acquired, assumed or was otherwise the extension of a business line acquired or assumed in connection with Seller, VeraSun, or any of their respective Affiliates acquiring all or substantially all of the business or assets of a company that has both production and third-party marketing components and is not a Pure-Play Marketer of ethanol. Affiliate is defined as an individual or an entity who controls, is controlled by or is under common control with VeraSun or Seller. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Affiliate. A Pure-Play Marketer is a marketer that is solely engaged in the marketing of ethanol, biodiesel, renewable fuels and other petroleum products and does not market for a production facility it owns or is owned by an Affiliate of the Pure-Play Marketer.

(d) VeraSun and Seller acknowledge and agree that the restrictive covenants set forth in Section 4 of this Agreement are reasonable and appropriate in light of Buyer’s payment of substantial funds to Seller and VeraSun. Seller and VeraSun agree that they will never seek to challenge the temporal or geographic scope of these restrictive covenants in any lawsuit, arbitration or other legal action brought where any of the claims or defense arise out of or relate to this Agreement. However, if any court having jurisdiction shall at any time hereafter hold these restrictions to be unenforceable or unreasonable, whether as to scope or period of time specified herein, and if such court shall declare or determine the scope or period of time which it deems to be reasonable, such scope or period of time shall be deemed to be reduced to that declared or determined by said court to be reasonable.

(e) VeraSun and Seller each recognize that in the event of violation of the terms of Section 4(c), Buyer will suffer irreparable damages and that it will be difficult if not impossible to compute actual damages sustained by Buyer as the result of such unauthorized competition. Therefore, the parties agree that Buyer shall be entitled to liquidated damages of one million dollars ($1,000,000) in the event of a breach by Seller, VeraSun or any of their respective Affiliates as it concerns Section 4(c) of this Agreement. The payment of this amount of liquidated damages shall be the Company’s and Buyer’s sole and exclusive remedy for a breach of Section 4(c).

(f) If on October 1, 2008 the Company is not the sole and exclusive marketer for ethanol production facilities that, in the aggregate, are capable of producing at least two hundred fifty million (250,000,000) gallons of ethanol on an annualized basis, the terms, conditions, covenants and restrictions set forth in this Section 4 shall terminate and be of no further effect.

5. Beatrice Biodiesel, LLC. The Company and Beatrice Biodiesel, LLC (“Beatrice”) entered into an Agreement Regarding Biodiesel Sales and Marketing Agreement dated April 28, 2006 (“Biodiesel Agreement”) whereby the Company entered into rail car leases in the Company’s name for Beatrice’s use in exchange for Beatrice’s payment of the rail car lease rental charges (the “RC Rent”). The specifics of the Beatrice lease terms are set forth in Exhibit B. Buyer and Seller are aware that Beatrice is delinquent in RC Rent as of the date of this Agreement, and Beatrice’s future as an ongoing business is uncertain. As such, the parties agree that the Purchase Price will be reduced by an amount equal to fifty percent (50%) of Beatrice’s current RC Rent outstanding and owing as of the Effective Date (the “Beatrice Receivable”). In the event Buyer recovers any of the Beatrice Receivable, it shall pay to Seller 50% of such amount, less 50% of any costs incurred in recovering such monies. In addition, Seller covenants that it will accept the assignment of and assume liability for 70 of the 140 rail cars leased to Beatrice under the Trinity Railroad Car Lease Agreement referenced in Section 9(a)(iii), and obtain Trinity’s consent to the assignment and release Buyer from any obligations related to those cars. Seller will enter into an Assignment in the form set forth in Exhibit C.

6. Company and US BioEnergy Corporation Marketing Agreement, Management Agreement, and Operating Agreement.

(a) Marketing Agreement. The parties agree that notwithstanding anything contained in the Agreement Regarding Ethanol Sales and Marketing dated March 31, 2006 by and between the Company and Seller, as amended by Amendment No. 1 effective as of March 31, 2006 (the “Marketing Agreement”), Company shall, for the remaining term of the Marketing Agreement, waive any requirement that Seller cause any subsidiary (either presently existing or later acquired) to enter into a marketing agreement on substantially similar terms as the Marketing Agreement. For clarification, and without limiting the generality of the foregoing sentence, Seller shall not be required to cause US Bio Hankinson, LLC, US Bio Marion, LLC, US Bio Janesville, LLC or US Bio Dyersville, LLC, VeraSun or any subsidiary of VeraSun to enter into marketing agreements with Company. The Company and Seller agree that notwithstanding anything to the contrary in the Marketing Agreement or in any similar agreement between a Facility (as that term is defined in the Marketing Agreement) and the Company (each a “Subsidiary Marketing Agreement”), the Marketing Agreement and each Subsidiary Marketing Agreement shall not renew automatically as provided in Section II.A of the Marketing Agreement and each Subsidiary Marketing Agreement, but shall be hereby amended without further action to be terminable upon 60 days notice by Seller, the Facility or Company; provided that no such notice may be given by any party prior to June 30, 2008. Company hereby consents pursuant to Section IV.I of the Marketing Agreement and each Subsidiary Marketing Agreement to any assignment deemed to take place as a result of the merger between Seller and VeraSun.

(b) Management Agreement. The parties agree that as of the Effective Date, the Management Agreement dated March 31, 2006 by and between the Company and Seller, shall be terminated.

(c) Operating Agreement. Buyer hereby waives compliance with Section 10.1 of the Operating Agreement by and between Seller and Buyer dated March 31, 2006 caused by the marketing of ethanol by Seller or VeraSun. As of the Effective Date, Seller shall transfer its Membership Interest to Buyer, and the parties agree that such transfer shall be a permitted transfer under Section 8.2 of the Operating Agreement.

7. Seller’s Representations and Warranties. As a material inducement to the Buyer to enter into this Agreement and with the understanding that the Buyer shall be relying thereon in consummating the sale and purchase contemplated hereunder, Seller hereby represents and warrants as follows:

(a) Owner of Membership Interest; No Encumbrances. Seller represents and warrants that, immediately prior to the Effective Date, the Seller is the holder of record of its 50% Membership Interest of the Company. Seller represents and warrants that the Membership Interest will be transferred to Buyer free and clear of all claims, restrictions, security interests, liens and encumbrances of any kind. Seller represents and warrants that Seller has the right to sell and convey the Membership Interest to Buyer and Seller agrees to warrant and defend the sale of the Membership Interest to Buyer against any and all persons who claim title to the Membership Interest.

(b) No Breach; No Consents Required. The execution, delivery and performance by Seller of this Agreement and other agreements, documents and instruments contemplated hereby, the consummation of the transactions contemplated hereby or thereby, and the performance or observance by Seller of any of the terms or conditions hereof or thereof, will not (a) conflict with, or result in a breach or violation of the terms or conditions of, or constitute a default under, or result in the creation of any lien on any of Seller’s assets pursuant to the constituting documents of Seller, any award of any arbitrator, or any material indenture, contract or agreement (including any agreement with Seller’s members), instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or its assets is subject; or (b) require of Seller any filing or registration with, or any consent or approval of, any federal, state or local governmental agency or authority.

(c) Valid, Binding Agreements.

(i) US Bio Plants. Each agreement between the Company and 1) US Bio Albert City, LLC, 2) US Bio Woodbury, LLC, 3) US Bio Ord, LLC, and 4) Platte Valley Ethanol, LLC (“US Bio Contracts”) is a valid and binding agreement, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and to judicial limitations on the enforcement of the remedy of specific performance and other equitable remedies. There does not exist under any event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of the Company as it pertains to any US Bio Contract. No consent of any third party is required under any US Bio Contract as a result of or in connection with, and the enforceability of any US Bio Contract will not be affected in any manner by, the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

(d) Authorization. Seller has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly authorized by Seller, and no other proceeding on the part of Seller is necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and to judicial limitations on the enforcement of the remedy of specific performance and other equitable remedies.

(e) General. The representations and warranties contained in this Section 7 shall be correct in all respects on and as of the Effective Date with the same force and effect as if such representations and warranties had been made on and as of the Effective Date.

8. Buyer’s Representations and Warranties. As a material inducement to the Seller to enter into this Agreement and with the understanding that the Seller shall be relying thereon in consummating the sale and purchase contemplated hereunder, Buyer hereby represents and warrants as follows:

(a) No Breach; No Consents Required. The execution, delivery and performance by Buyer of this Agreement and other agreements, documents and instruments contemplated hereby, the consummation of the transactions contemplated hereby or thereby, and the performance or observance by Buyer of any of the terms or conditions hereof or thereof, will not (a) conflict with, or result in a breach or violation of the terms or conditions of, or constitute a default under, or result in the creation of any lien on any of Buyer’s assets pursuant to the constituting documents of Buyer, any award of any arbitrator, or any material indenture, contract or agreement, instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or its assets is subject; or (b) require of Buyer any filing or registration with, or any consent or approval of, any federal, state or local governmental agency or authority.

(b) Authorization. Buyer has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by Buyer’s authorized representatives, and no other proceeding on the part of Buyer is necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and to judicial limitations on the enforcement of the remedy of specific performance and other equitable remedies.

(c) General. The representations and warranties contained in this Section 8 shall be correct in all respects on and as of the Effective Date with the same force and effect as if such representations and warranties had been made on and as of the Effective Date.

9. Buyer’s Conditions to Closing. The obligations of the Buyer to consummate the transactions provided for hereby are, at the Buyer’s discretion, subject to the satisfaction, on or prior to the Effective Date, of each of the following conditions:

(a) Rail Car Lease Assignments, Consents, and CIT Schedules.

(i) Assignments and Consents. The following rail car lease agreements shall be assigned to the Seller, along with the requisite lessors’ consents to the assignment, in the same form attached hereto as Exhibit C: (1) Car Service Contract No. 4752 dated June 1, 2003, as amended, by and between the Company and GATX Corporation, along with a letter from GATX Corporation confirming satisfaction of credit by Seller; and (2) Railroad Car Lease Agreement dated June 8, 2006 by and between the Company and Trinity Industries Leasing Company.

(ii) CIT Schedules. Seller shall provide to Buyer fully executed copies of Schedule Nos. 6, 7 and 8 to the master railcar lease agreement by and between Seller and CIT GROUP/EQUIPMENT FINANCING, INC. (“CIT”).

(b) Amendment to Marketing Agreements. Seller shall execute and provide to Buyer on the Effective Date Amendment No. 2 to the Agreement Regarding Ethanol Sales and Marketing Agreements as it pertains to each of the following facilities: (i) US Bio Albert City, LLC; (ii) US Bio Woodbury, LLC, (iii) Platte Valley Fuel, LLC, and (iv) US Bio Ord, LLC.

(c) Consents. All consents to the approval of this Agreement and the transactions contemplated hereby shall have been obtained, which shall include but is not limited to LaSalle Bank National Association (“LaSalle”) under that certain Amended and Restated Loan and Security Agreement dated August 31, 2006 by and between LaSalle and Provista Renewable Fuels Marketing, LLC as subsequently amended (the “Security Agreement”).

9.2 Seller’s Conditions to Closing. The obligations of the Seller to consummate the transactions provided for hereby are, at the Seller’s discretion, subject to the satisfaction, on or prior to the Effective Date, of each of the following conditions:

(a) Termination of LaSalle Guaranty. Buyer shall have obtained a termination of the Second Amended and Restated Guaranty dated November 2, 2007 by and between Seller and LaSalle provided pursuant to the Security Agreement.

10. Indemnification.

(a) Seller.

(i) Seller agrees to defend, indemnify and hold harmless Buyer and its directors, officers, employees, agents, affiliates and attorneys against all damages (including personal injuries and property damages), claims, liabilities, losses and expenses, including, without limitation, litigation costs and fees of attorneys and other professionals (“Losses”), arising out of, resulting from or in connection with any and all breach of representation, warranty, covenant or undertaking by Seller hereunder; provided that with respect to the foregoing, Buyer agrees to provide notice of any breach or Loss as soon as practicable and allow

Seller 30 days to cure any breach (if curable); provided that during such time, Seller shall diligently prosecute such cure. If such breach is not curable, Buyer agrees to act reasonable to mitigate any Loss; provided, however, that Buyer shall not be responsible for failure to do so except to the extent that Seller can show by clear and convincing evidence that it was prejudiced by such failure of Buyer.

(ii) Seller agrees to defend, indemnify and hold harmless the Company and its directors, officers, employees, agents, affiliates and attorneys against (1) fifty (50%) percent of the Losses arising out of, resulting from, or in connection with the operations of the Company prior to and on the Effective Date except to the extent such Losses were reflected in the Tangible Net Worth on the Effective Date; and (2) one hundred percent (100%) of any Adjustment Loss.

(b) Buyer.

(i) Buyer agrees to defend, indemnify and hold harmless Seller and its directors, officers, employees, agents, affiliates and attorneys against all (“Losses”), arising out of, resulting from, or in connection with (1) any and all breach of representation, warranty, covenant or undertaking by Buyer hereunder; or (2) the operations of the Company after the Effective Date; provided that with respect to the foregoing subsection (1), Seller agrees to provide notice of any breach or Loss as soon as practicable and allow Buyer 30 days to cure any breach (if curable); provided that during such time, Buyer shall diligently prosecute such cure. If such breach is not curable, Seller agrees to act reasonable to mitigate any Loss; provided, however, that Seller shall not be responsible for failure to do so except to the extent that Buyer can show by clear and convincing evidence that it was prejudiced by such failure of Seller.

11. Survival. Sections 3, 4, 5, 6, 7, 8 and 10 shall survive the Effective Date.

12. Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties, which consent may be withheld or provided in the sole discretion of each such party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

13. Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

14. Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Minnesota.

16. Further Assurances. Seller and Buyer agree to execute and deliver other documents, certificates, agreements and other writings and to take other actions as may be reasonable, necessary, or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and any agreement, document or instrument contemplated in this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

CHS INC.

By:	/s/ Donald W. Olson
Name:	Donald W. Olson
Title:	Senior VP – Refined Fuels

US BIOENERGY CORPORATION

By:	/s/ Gordon W. Ommen
Name:	Gordon W. Ommen
Title:	President and CEO

AS TO THOSE MATTERS CONTAINED IN SECTION 4:

VERASUN ENERGY CORPORATION

By:	/s/ Danny C. Herron
Name:	Danny C. Herron
Title:	President and CFO

AS TO THOSE MATTERS CONTAINED IN SECTIONS 4 AND 6:

PROVISTA RENEWAL FUELS MARKETING, LLC

By:	/s/ Andrew M. Combs
Name:	Andrew M. Combs
Title:	Officer